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Exhibit 3.2.2

SECOND AMENDMENT TO
BYLAWS OF BALLANTYNE OF OMAHA, INC.,
A Delaware corporation

        The Bylaws of Ballantyne of Omaha, Inc., a Delaware corporation, are hereby amended as follows:

        1.     Article 2, Board of Directors. The following Section 4 is hereby amended to read as follows:

    "Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or by two or more Directors then in office, and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each Director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile transmission or by electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting." Dated as of this 15th day of January, 2006.

BALLANTYNE OF OMAHA, INC.
By:	/s/ JOHN P. WILMERS John P. Wilmers, President

Attest:

/s/ BRAD FRENCH Brad French, Secretary

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  Exhibit 3.2.2
SECOND AMENDMENT TO BYLAWS OF BALLANTYNE OF OMAHA, INC., A Delaware corporation